As filed with the Securities and Exchange Commission on August 24, 2006
                                                                                                          Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERICAN WOODMARK CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1138147
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3102 SHAWNEE DRIVE, WINCHESTER VIRGINIA 22601
(Address, including zip code, of registrant's principal executive offices)

 2006 NON-EMPLOYEE DIRECTORS EQUITY OWNERSHIP PLAN
 2005 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
(Full title of the plan)

 JAMES J. GOSA
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
AMERICAN WOODMARK CORPORATION
3102 SHAWNEE DRIVE
WINCHESTER, VIRGINIA 22601
(540) 665-9100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to:
R. Gordon Smith, Esq.
McGuireWoods, LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219
(804) 775-4347

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
American Woodmark Corporation Common Stock, no par value per share	200,000 (2)	$ 34.41	$ 6,822,000	$736.38
American Woodmark Corporation Common Stock, no par value per share	18,000 (3)	$ 34.41	$ 619,380	$ 66.28
Total	218,000		$7,501,380	$802.66

                     Notes:

(1)	Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2)	The number of shares represents shares of Common Stock of American Woodmark Corporation (the "Company") authorized and reserved for issuance under the Company's 2006 Non-Employee Directors Stock Equity Ownership Plan that was approved by the Company’s shareholders on August 24, 2006 at the Company’s 2006 Annual Meeting of Shareholders.
(3)	The number of shares represents shares of Common Stock of the Company subject to outstanding awards under the Company's 2005 Non- Employee Directors Stock Option Plan that was approved by the Company’s shareholders on August 25, 2005 at the Company’s 2005 Annual Meeting of Shareholders.
(4)	In accordance with Rule 457(h), estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee. Based on the average of the high and low prices for the Common Stock reported on the NASDAQ Stock Market on August 22, 2006.
(5)	Amount of registration fee was calculated pursuant to Section 6 (b) of Securities Act of 1933, as amended, which provides that the fee shall be $107.00 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

INTRODUCTION

This Registration Statement on Form S-8 is filed by American Woodmark Corporation, a Virginia corporation (the "Company" or the "Registrant"), relating to (a) 200,000 shares of its common stock, no par value (the "Common Stock") authorized and reserved for issuance under the Company's 2006 Non-Employee Directors Equity Ownership Plan, and (b) 18,000 shares of Common Stock subject to outstanding awards under the Company’s 2005 Non-Employee Director Stock Option Plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.        Plan Information

                    Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

Item 2.        Registrant Information and Employee Plan Annual Information

                    Not required to be filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Commission are hereby incorporated by reference into this Registration Statement:

a.	The Company's Annual Report on Form 10-K (File No. 000-14798) for the fiscal year ended April 30, 2006 filed on July 12, 2006.

b.	The Company’s Current Report on Form 8-K (File No. 000-14798) filed with the SEC on July 17, 2006, the Company’s Current Report on Form 8-K (File No. 000-14798) filed with the SEC on July 14, 2006, and the Company’s Current Report on Form 8-K (File No. 000-14798) filed with the SEC on August 23, 2006, provided, however, that the Company does not incorporate by reference any information contained in, or exhibits submitted with, the Forms 8-K that was expressly furnished and not filed.

c.	The description of the Common Stock, contained in the Company's Registration Statement on Form 8-A (File No. 000-14798) filed with the Commission on July 15, 1986 under Section 12 of the Exchange Act.

Each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document or report incorporated into this Registration Statement by reference shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

The Company's Articles of Incorporation provide for mandatory indemnification of its current and former directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Company itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.

The Company has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company and its subsidiaries against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index.

Item 9. Undertakings

A) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on August 24, 2006.

AMERICAN WOODMARK CORPORATION

By: /s/ JAMES J. GOSA James J. Gosa Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of American Woodmark Corporation, do hereby constitute and appoint James J. Gosa and Jonathan H. Wolk, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ James J. Gosa James J. Gosa	Chairman and Chief Executive Officer (Principal Executive Officer)	August 24, 2006

/s/ Kent B. Guichard Kent B. Guichard	President, Chief Operating Officer and Director	August 24, 2006

/s/ Jonathan H. Wolk Jonathan H. Wolk	Vice President and Chief Financial Officer (Principal Financial Officer)	August 24, 2006

/s/ William F. Brandt, Jr. William F. Brandt, Jr.	Director	August 24, 2006

/s/ Daniel T. Carroll Daniel T. Carroll	Director	August 24, 2006

/s/ Martha M. Dally Martha M. Dally	Director	August 24, 2006

/s/ James G. Davis James G. Davis	Director	August 24, 2006

/s/ Neil P. DeFeo Neil P. DeFeo	Director	August 24, 2006

/s/ Kent J. Hussey Kent J. Hussey	Director	August 24, 2006

/s/ G. Thomas McKane G. Thomas McKane	Director	August 24, 2006

/s/ Carol B. Moerdyk Carol B. Moerdyk	Director	August 24, 2006

/s/ Daniel T. Hendrix Daniel T. Hendrix	Director	August 24, 2006

Exhibit Index

The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

Exhibit No.

4.1

Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q filed on September 9, 2004; Commission File No. 000-14798).

4.2(a)

Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2(a)-(f) to the Company's Form 10-K for the fiscal year ended April 30, 2004 filed on July 14, 2004; Commission File No. 000-14798).

4.2(b)	Amendment to Bylaws on March 18, 2005 (incorporated by reference to Exhibit 3.2 to the Company's Form 8-K (Commission File No. 000-14798) as filed on May 2, 2005.)

5.1	Opinion and Consent of McGuireWoods LLP, counsel to the Company, as to the validity of the Common Stock offered hereunder. (a)

23.1	Consent of Ernst & Young LLP (a)

23.2	Consent of KPMG LLP (a)

23.3	Consent of McGuireWoods LLP, counsel to the Company, included in the opinion filed as Exhibit 5.1 hereto. (a)

24.1	Power of Attorney (see signature page following Item 9).

99.1	2005 Non-Employee Director Stock Option Plan (incorporated by reference to the Company’s Proxy Statement for its 2005 Annual Meeting of Shareholders filed on July 14, 2005).

99.2	2006 Non-Employee Directors Equity Ownership Plan (incorporated by reference to the Company’s Proxy Statement for its 2006 Annual Meeting of Shareholders filed on July 12, 2006).

(a)	Filed with this Registration Statement.